Exhibit 10.43

CONFORMED COPY

SUBORDINATED DEBT LOAN AGREEMENT

dated as of June 30, 2008

between

COMMUNITYONE BANK, NATIONAL ASSOCIATION
as Borrower

and

SUNTRUST BANK
as Lender

SUBORDINATED DEBT LOAN AGREEMENT

THIS SUBORDINATED DEBT LOAN AGREEMENT (this "Agreement") is made and entered into as of June 30, 2008, by and between COMMUNITYONE BANK, NATIONAL ASSOCATION,   a national banking association  (the “Borrower”), and SUNTRUST BANK, a Georgia banking corporation (the "Lender").

W I T N E S S E T H:

WHEREAS, the Borrower has requested the Lender, and the Lender has agreed, subject to the terms and conditions of this Agreement, to make a $15,000,000 seven (7) year subordinated term loan that will qualify as Tier II capital.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower and the Lender agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1.  Definitions.  In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

 “Base Rate” shall mean the higher of (i) the per annum rate which the Lender publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%). The Lender's prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers.  The Lender may make commercial loans or other loans at rates of interest at, above or below the Lender's prime lending rate.  Each change in the Lender’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

“Call Report” shall mean, with respect to the Borrower, the “Consolidated Reports of Condition and Income” (FFIEC Form 031 or 041 or any successor form of the Federal Financial Institutions Examination Council).

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by the Lender (or for purposes of Section 2.5(b), by the Lender’s holding company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived in accordance with Section 9.2, and unless otherwise indicated, shall be the date of this Agreement.

“Company” shall mean FNB United Corp., a North Carolina corporation.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender.

“FR Report Y-9C” shall mean the “Consolidated Financial Statements for Bank Holding Companies-FR Y-9C” submitted by the Company as required by Section 5(c) of the Bank Holding Company Act (12 U.S.C. 1844) and Section 225.5(b) of Regulation Y [12 CFR 225.5(b)], or any successor or similar replacement report.

“FR Report Y9-LP” shall mean the “Parent Company Only Financial Statements for Large Bank Holding Companies-FR Y-9LP” submitted by the Company as required by Section 5(c) of the Bank Holding Company Act (12 U.S.C. 1844) and Section 225.5(b) of Regulation Y [12 CFR 225.5(b)], or any successor or similar replacement report.

 “GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including without limitation any federal or state agency charged with the supervision or regulation of depositary institutions or holding companies of depositary institutions (as used herein, including any trust company subsidiaries whether or not they take deposits), or engaged in the insurance of depositary institution deposits, or any court, administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to the Company or any of its Subsidiaries (including the Borrower).

"Loan Documents" shall mean, collectively, this Agreement, the Subordinated Note, [any Hedging Agreement entered into with Lender in connection with the Indebtedness under this Agreement or the Subordinated Note] and any and all other instruments, agreements, documents and writings executed by the Borrower in connection with any of the foregoing.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, or liabilities  of the Company and of Company and its Subsidiaries taken as a whole , (ii) the ability of the Borrower to perform any of its obligations under the Loan Documents, or (iii)  the legality, validity or enforceability of any of the Loan Documents.

Maturity Date” shall mean June 30, 2015.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Revolving Credit Agreement” shall mean that certain Revolving Credit Agreement dated as of May 27, 2008 between the Company and the Lender.

“Subordinated Term Loan” shall mean the Fifteen Million Dollar ($15,000,000) term loan made to the Borrower by the Lender pursuant to the Subordinated Note and this Agreement.

“Subordinated Note” shall mean that certain Floating Rate Subordinated Note due 2015 dated June 30, 2008 made by the Borrower in favor of the Lender in the form attached as Exhibit A hereto.

                      “Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities  or other ownership interests representing more than 30% of the equity  or more than 30% of  the ordinary voting power, or in the case of a partnership, more than 30% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to "Subsidiary" hereunder shall mean a Subsidiary of the Company.

Section 1.2.  Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  The words "include", "includes" and "including" shall be deemed to be followed by the phase "without limitation".  In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the word "to" means "to but excluding". Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person's successors and permitted assigns, (iii) the words "hereof", "herein" and "hereunder" and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, and (iv) all references to a specific time shall be construed to refer to the time in the city and state of the Lender's principal office, unless otherwise indicated. All defined terms used in this Agreement that are not defined herein shall have the meanings set forth in the Subordinated Note.

ARTICLE II

AMOUNT AND TERMS OF THE SUBORDINATED TERM LOAN

Section 2.1.  Subordinated Term Loan and Subordinated Note.  (a) Subject to the terms and conditions set forth herein, the Lender agrees to make the Subordinated Term Loan to the Borrower on the Closing Date in a principal amount equal to Fifteen Million Dollars ($15,000,000).

(b)           The Borrower's obligation to pay the principal of, and interest on, the Subordinated Term Loan shall be evidenced by the records of the Lender and by the Subordinated Note.  The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of the Lender in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Subordinated Term Loan (both principal and unpaid accrued interest) in accordance with the terms of this Agreement and the Subordinated Note.

Section 2.2.  Subordinated Note. The terms of the Subordinated Note are hereby incorporated by reference into this Agreement as if fully set forth herein.

Section 2.3.   Inability to Determine Interest Rates.  If prior to the occurrence of any Interest Reset Date, the Lender shall have determined (which determination shall be conclusive and binding upon the Borrower) that (a) by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR, or (b) LIBOR does not adequately and fairly reflect the cost to the Lender of maintaining the Subordinated Term Loan, the Lender shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower as soon as practicable thereafter. Until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, interest on the Subordinated Term Loan shall be calculated at the Base Rate, plus 1.30% per annum.

 Section 2.4.  Illegality.  If any Change in Law shall make it unlawful or impossible for the Lender to maintain the Subordinated Term Loan, the Lender shall promptly give notice thereof to the Borrower, whereupon until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lender to continue accruing interest based on LIBOR shall be suspended. In such case, the outstanding Subordinated Term Loan shall be converted to a loan accruing interest at the Base Rate, plus 1.30% per annum either (x) on the next Interest Reset Date if the Lender may lawfully continue to maintain the Subordinated Term Loan using LIBOR to such date or (y) immediately if the Lender shall determine that it may not lawfully continue to maintain the Subordinated Term Loan at LIBOR to such Interest Reset Date.

Section 2.5.  Increased Costs.

(a)	If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender; or

(ii)           impose on the Lender or the eurodollar interbank market any other condition affecting this Agreement or the Subordinated Term Loan; and the result of the foregoing is to increase the cost to the Lender of maintaining the Subordinated Term Loan or to reduce the amount received or receivable by the Lender hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by the Lender, within five Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate the Lender for such additional costs incurred or reduction suffered.

(b)           If the Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender's capital (or on the capital of the Lender's parent corporation) as a consequence of its obligations hereunder to a level below that which the Lender or the Lender's parent corporation could have achieved but for such Change in Law (taking into consideration the Lender's policies or the policies of the Lender's parent corporation with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender or the Lender's parent corporation for any such reduction suffered.

(c)           A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive, absent manifest error.  The Borrower shall pay the Lender such amount or amounts within 10 days after receipt thereof.

(d)           Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender's right to demand such compensation.

Section 2.6.  Funding Indemnity.  In the event of the payment of any principal of the Subordinated  Loan other than on an Interest Reset Date or the Maturity Date, the Borrower shall compensate the Lender, within five (5) Business Days after written demand from the Lender,  for any loss, cost or expense attributable to such event. Such loss, cost or expense shall be deemed to include an amount determined by the Lender to be the excess, if any, of  (A) the amount of interest that would have accrued on the principal amount of the Subordinated Term Loan if such event had not occurred at LIBOR applicable to the Subordinated Term Loan for the period from the date of such event to the next Interest Reset Date  over (B) the amount of interest that would accrue on the principal amount of the Subordinated Loan for the same period if LIBOR were set on the date the Subordinated Term Loan was prepaid.  A certificate as to any additional amount payable under this Section 2.6 submitted to the Borrower by the Lender shall be conclusive, absent manifest error.

ARTICLE III

CONDITIONS PRECEDENT TO SUBORDINATED  TERM LOAN

Section 3.1.   Conditions To Making the Subordinated Term Loan.  The obligation of the Lender to make the Subordinated Term Loan hereunder is subject to the receipt by the Lender of the following documents in form and substance reasonably satisfactory to the Lender:

(a)	this Agreement duly executed and delivered by the Borrower;

(b)	a duly executed Subordinated Note;

(c)           a certificate of the Secretary or Assistant Secretary of the Borrower, attaching and certifying copies of its articles of incorporation, bylaws and of the resolutions of its board of directors, authorizing the execution, delivery and performance of the Loan Documents and certifying the name, title and true signature of each officer of the Borrower authorized to execute the Loan Documents;

(d)           a certificate of corporate existence issued by the Office of the Comptroller of the Currency dated not later than 5 Business Days prior to the Closing Date;

(e)           a favorable written opinion of  Schell Bray Aycock Abel & Livingston PLLC, counsel to the Borrower, addressed to the Lender, and covering such matters relating to the Borrower, the Loan Documents and the transactions contemplated therein as the Lender shall reasonably request;

(f)            a certificate of Borrower, signed by the Chief Executive Officer, President or an Executive Vice President and by the Chief Financial Officer, Treasurer or Assistant Treasurer of the Borrower,  certifying that : (a) all representations and warranties of the Borrower  herein shall be true and correct in all material respects on and as of the Closing Date, both before and after giving effect to the Subordinated Term Loan,  and (b) since December 31, 2007, there has been no material adverse change in the condition (financial or other), earnings, business, prospects or assets of the Borrower or of the Company and its Subsidiaries; and

(g)           the payment of the fee owed to SunTrust Robinson Humphrey, Inc. set forth in that certain letter dated June 6, 2008 from SunTrust Robinson Humphrey, Inc. to the Borrower.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as follows:

Section 4.1.  Existence; Power. The Borrower is a national bank chartered under the laws of the United States and has all requisite power and authority to carry on its business as now conducted.

Section 4.2.  Organizational Power; Authorization.  The execution, delivery and performance by the Borrower of each of the Loan Documents are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate, and if required, stockholder, action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

Section 4.3. Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents  (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the articles of incorporation or by-laws of the Borrower or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Company or any of its Subsidiaries or any of their respective assets or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower.

Section 4.4.  Financial Statements.  (a) The Borrower has furnished to the Lender (i) the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2007 and the related consolidated statements of income, of shareholders' equity and comprehensive income and of cash flows for the fiscal year then ended, each as audited by Dixon Hughes PLLC and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of the March 31, 2008, and the related unaudited consolidated statements of income and of cash flows for the fiscal quarter then ending, certified by the Chief Financial Officer of the Company.  Such financial statements fairly present the consolidated financial condition of the Company and its Subsidiaries as of such dates and the consolidated results of operations  and cash flows for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii). Since December 31, 2007, there have been no changes with respect to the Company and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

(b)           The Company’s FR Report Y-9C and FR Report Y-9LP, each dated March 31, 2008, provided to the Lender is the most recently available of such  reports, and the information therein fairly presents in all material respects the financial position of the Company and its Subsidiaries as of such date.

(c)           The Borrower’s then-current and a duly executed copy of the then-current Call Report provided to the Lender is the most recently available of such report, and the information therein fairly presents in all material respects the financial position of the Borrower.

Section 4.5.  Litigation Matters.  No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against, or, to the knowledge of the Borrower, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

Section 4.6. Compliance with Laws and Agreements.  The Company  and each Subsidiary is in compliance with (a) all applicable laws (including without limitation all federal and state banking statutes) and all rules, regulations (including without limitation all federal and state banking regulations) and orders of any Governmental Authority, and (b) all indentures, agreements or other instruments binding upon it or its properties, except in each case where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7. Regulatory Enforcement Matters. Neither the Company nor any of its Subsidiaries (including the Borrower), nor any of their respective officers, directors, employees or representatives, is subject or is party to, or has received any notice from any Governmental Authority that any of them will become subject or party to any investigation with respect to, any cease-and-desist order, agreement, civil monetary penalty, bar or suspension from the securities investment or banking businesses, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of, any Governmental Authority that, in any such case, currently restricts in any material respect the conduct of their business or that in any material manner relates to their capital adequacy, their credit policies, their management or their business (each, a “Regulatory Action”), nor has the Company or any of its Subsidiaries (including the Borrower) been advised by any Governmental Authority that it is considering issuing or requesting any such Regulatory Action; and there is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries (including the Borrower), except where such unresolved violation, criticism or exception would not, singly or in the aggregate, have a Material Adverse Effect.

Section 4.8.  Investment Company Act.  The Borrower is not an "investment company", as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 4.9.  Taxes.  The Borrower and its Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves.

Section 4.10.   Disclosure. The Borrower has disclosed to the Lender all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports (including without limitation all reports that the

Borrower is required to file with the Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

Section 4.11. Dividend Restrictions; Other Restrictions.  (a) The Borrower has not violated any applicable regulatory restrictions on dividends, and no Governmental Authority has taken any action to restrict the payment of dividends by the Borrower.

(b) Neither the Company nor any Subsidiary is under investigation by, or is operating under any restrictions (excluding any restrictions on the payment of dividends referenced in subsection (a) above) imposed by or agreed to with, any Governmental Authority, other than routine examinations by such Governmental Authorities.

Section 4.12.  Capital Measures.  On the Closing Date, the Borrower has been, or is deemed to have been, notified by the appropriate Governmental Authority having regulatory authority over it that it is “adequately capitalized”,  as determined in accordance with any regulations established by such Governmental Authority.

Section 4.13. FDIC Insurance. The deposits of the Borrower are insured by the FDIC to the fullest extent permitted by law and the rules and regulations of the FDIC, and no proceedings for the termination of such insurance are pending or, to the knowledge of the Borrower, threatened.

Section 4.14. OFAC. Neither the Company nor any of its Subsidiaries (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2 or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 4.15. Patriot Act. Each of the Company and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).  No part of the proceeds of the Revolving Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE V

COVENANTS

The Borrower covenants and agrees that so long as the Subordinated Term Loan has not been repaid in full and the Subordinated Note has been cancelled:

Section 5.1.  Financial Statements and Other Information. The Borrower will deliver to the Lender:

                       (a)           as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual audited report for such fiscal year for the Company and its Subsidiaries, containing a consolidated balance sheet and the related consolidated statements of income, of shareholders' equity and comprehensive income, and of cash flows (together with all footnotes thereto), setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by independent public accountants of nationally recognized standing (without a "going concern" or like qualification, exception or explanation  and without any qualification or exception as to scope of such audit) to the effect that  such financial statements present fairly in all material respects the financial condition and the results of operations and cash flows on a consolidated basis of the Company for such fiscal year in accordance with GAAP and that the examination by such accountants in connection with such  financial statements has been made in accordance with generally accepted auditing standards; provided, that the requirements set forth in this clause (a) may be fulfilled by providing to the Lender the report of the Company to the Commission on Form 10-K for the applicable fiscal year;

(b)           as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, an unaudited balance sheet of the Company and its Subsidiaries on a consolidated basis as of the end of such fiscal quarter and the related unaudited statements of income and cash flows of the Company and its Subsidiaries on a consolidated basis for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Company's previous fiscal year, all certified by the chief financial officer or treasurer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; provided, that the requirements set forth in this clause (b) may be fulfilled by providing to the Lender the report of the Company to the Commission on Form 10-Q for the applicable fiscal quarter;

(c)           concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, duly executed copies of the Company’s then-current FR Report Y-9C and FR Report Y-9LP and a duly executed copy of the then-current Call Report for the Borrower; and

(e)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.

Documents required to be delivered pursuant to Section 5.1(a) or (b) or Section 5.1(e) that are filed with, or furnished to, the Commission electronically shall be deemed to have been delivered to the Lender on the date (i) on which the Company posts such documents or provides a link thereto on the Company’s website on the internet at the website address set forth in Section 9.1 or (ii) on which such documents are posted on the Company’s behalf on an internet or intranet website, if any, to which the Lender has access; provided, that (A) the Borrower shall deliver paper copies of such documents to the Lender if the Lender so requests in writing until a further written notice is received by the Borrower from the Lender to cease delivering paper copies and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Lender of the posting of any such documents. Notwithstanding the foregoing, as long as the Revolving Credit Agreement remains in effect, compliance by the Company of its requirements under Sections 5.1 and 5.2 of the Revolving Credit Agreement shall satisfy the Borrower’s requirements under Section 5.1 and Section 5.2 of this Agreement.

Section 5.2.  Notices of Material Events.  The Borrower will furnish to the Lender prompt written notice of the following:

(a)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Company or any Subsidiary which could reasonably be expected to result in a Material Adverse Effect;

(b)           any material investigation of the Company or any Subsidiary by any Governmental Agency having regulatory authority over the Company or any such Subsidiary (other than routine examinations of the Borrower and/or any such Subsidiary);

(c)           the issuance of any cease and desist order, written agreement, cancellation of insurance or other public enforcement action by the FDIC or other Governmental Authority having regulatory authority over the Company or any Subsidiary;

(d)           the issuance of any memorandum of understanding or proposed disciplinary action by or from any Governmental Authority having regulatory authority over the Company or any Subsidiary, to the extent that the Company or any such Subsidiary is permitted to disclose such information (provided that the Borrower shall take all reasonable efforts to obtain any necessary regulatory consents);

(e)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3.  Use of Proceeds .  The Borrower will use the proceeds of the Subordinated  Loan for general working capital purposes. No part of the proceeds of the Subordinated Term Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, U or X.

ARTICLE VI

MISCELLANEOUS

Section 6.1.  Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	CommunityONE Bank, National Association
150 South Fayetteville Street
Asheboro, North Carolina 27203

Attn: Carey Chapman, Treasurer
Telephone Number: (336) 318-7872
Fax Number: (336) 328-1623
Email: carey.chapman@myyesbank.com
Website: www.myyesbank.com

To the Lender:	SunTrust Bank
Atlanta, Georgia 30308

Attn: Susan Thigpen
Telephone Number: (404) 588-7270
Fax Number: (404) 581-1775
Email: Susan.Thigpen@suntrust.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to the Lender shall not be effective until actually received by the Lender at its address specified in this Section 6.1. With respect to any communications delivered or furnished by electronic communication under Section 5.1, such communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such communications are not sent during the normal business hours of the recipient, such communications shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii)  communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such communication is available and identifying the website address therefor.

(b)           Any agreement of the Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower.  The Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Lender shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Lender in reliance upon such telephonic or facsimile notice.

Section 6.2.  Waiver; Amendments.

(a)           No failure or delay by the Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder.  The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)           No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 6.3.  Expenses; Indemnification.

(a)           The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Lender (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) in connection with the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Subordinated Term Loan, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Subordinated Term Loan.

                        (b)The Borrower shall indemnify the Lender and each affiliate of the Lender, and each officer, director, employee, agents and advisors of the Lender and each affiliate of the Lender (each, an "Indemnitee") against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, which may be incurred by any Indemnitee,  or asserted against any Indemnitee by the Borrower or any third Person, arising out of, in connection with or as a result of (i) the execution or delivery of any this Agreement or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation  of any of the transactions contemplated hereby, (ii) the Subordinated Term Loan or any actual or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether brought by the Borrower or any third Person and whether based on contract, tort, or any other theory  and regardless of whether any Indemnitee is a party thereto; provided,  that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined  by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the  gross negligence or willful misconduct of such Indemnitee.

                            (c)The Borrower shall pay, and hold the Lender harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)           To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document, the transactions contemplated herein or therein, the Subordinated Term Loan or the use of proceeds thereof.

(e)           All amounts due under this Section shall be payable promptly after written demand therefor.

Section 6.4.  Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

(b)           The Lender may at any time sell participations or assignments in all or a portion of its rights and obligations under this Agreement and the other Loan Documents.

Section 6.5.   Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of North Carolina.

(b)           The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any Federal and/or state court (including without limitation the North Carolina Business Court, if applicable)  located in the State of North Carolina and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such North Carolina state court (including the North Carolina Business Court) or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)           The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 6.1.  Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 6.6.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS

CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

Section 6.7.   Counterparts; Integration.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Lender constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Section 6.8.  Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making  of the Subordinated Term Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Subordinated Term Loan or any other amount payable under this Agreement is outstanding and unpaid.  The provisions of Section 6.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Subordinated Term Loan,  or the termination of this Agreement or any provision hereof.  All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents.

Section 6.9.  Severability.  Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.10.  Patriot Act.   The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender  to identify the Borrower in accordance with the Patriot Act.  The Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the Patriot Act.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal in the case of the Borrower by their respective authorized officers as of the day and year first above written.

COMMUNITYONE BANK, NATIONAL ASSOCIATION

By	/s/ Mark A. Severson
Name: Mark A. Severson
Title: EVP/ CFO

[SEAL]

SUNTRUST BANK

By	/s/ Susan M. Thigpen
Name: Susan M. Thigpen
Title: Director

EXHIBIT A

FLOATING RATE SUBORDINATED NOTE DUE 2015

THIS NOTE IS NOT REQUIRED TO BE, AND IS NOT, REGISTERED UNDER

THE SECURITIES ACT OF 1933, AS AMENDED.

THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.  THIS OBLIGATION IS SUBORDINATED TO THE CLAIMS OF DEPOSITORS AND GENERAL CREDITORS OF THE BORROWER, IS UNSECURED, AND IS INELIGIBLE AS COLLATERAL FOR A LOAN BY THE BORROWER.

Principal Amount: $15,000,000	Original Issue Date: June 30, 2008

COMMUNITYONE BANK, NATIONAL ASSOCIATION

FOR VALUE RECEIVED, CommunityONE Bank, National Association (the “Borrower”), hereby promises to pay to SunTrust Bank (the “Bank”) at its offices at 303 Peachtree Street, Atlanta, GA 30308 or at any other place as the Bank may from time to time designate the principal amount of FIFTEEN MILLION DOLLARS ($15,000,000) on June 30, 2015 (the “Maturity Date”) and to pay interest thereon in arrears on each March 31, June 30, September 30, and December 31 of each year and on the Maturity Date (each, an “Interest Payment Date”), beginning on September 30, 2008, at a rate equal to LIBOR plus three and one-half percent (3.50%) per annum (the “Interest Rate”).

The Interest Rate for the initial interest period from the Original Issue Date to September 30, 2008 shall be 6.30063% per annum, which was determined by reference to the then prevailing LIBOR.  Thereafter, the Interest Rate shall be reset quarterly (the “Interest Reset Period” and the first day of each Interest Reset Period shall be an “Interest Reset Date”) by reference to the then prevailing LIBOR.  The Interest Reset Dates for this Note shall be March 31, June 30, September 30, and December 31of each year, beginning on September 30, 2008.  If any Interest Reset Date falls on a day that is not a Business Day, the Interest Reset Date shall be postponed to the next succeeding Business Day, except if that Business Day is in the next succeeding calendar month, the Interest Reset Date shall be the immediately preceding Business Day.

"LIBOR " means that rate per annum that is equal to the London interbank offered rate for deposits in U.S. dollars for a three-month period, which rate appears on Reuters Screen LIBOR01 Page (or any successor page), or such similar service as determined by the Bank that displays British Bankers' Association interest settlement rates for deposits in U.S. dollars, as of 11:00 A.M. (London, England time) two (2) London Business Days prior to the Original Issue Date and each Interest Reset Date; provided, that if no such offered rate appears on such page, the rate used will be the per annum rate of interest determined by the Bank to be the rate at which deposits in U.S. dollars for a three-month period are offered to the Bank in the London Inter-Bank Market as of 10:00 A.M. (Atlanta, Georgia time), on the day which is two (2) Business Days prior to each Interest Reset Date.

The amount of interest payable for any interest period shall be computed and paid on the basis of a 360-day year and the actual number of days elapsed in the relevant interest period. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall be paid to the person in whose name this Note is registered at the close of business on the date for such interest installment.

The term “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or required to be closed in Atlanta, Georgia. The term “London Banking Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or required to be closed in Atlanta, Georgia and London, England.

Reference is made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and its corporate seal to be hereunto affixed and attested.

COMMUNITYONE BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

[Reverse Side of Note]

1.        Payment of the principal on the Maturity Date and interest payable on each Interest Payment Date will be made by wire transfer in immediately available funds to a bank account in the United States designated by the Bank (the Bank, and any assignee or transferee of the Bank, shall herein be referred to as the “Holder”), in a written notice received by the Borrower. To the extent permitted by applicable law, interest shall accrue at the rate at which interest accrues on the principal of this Note, on any amount of principal of or interest on this Note not paid when due.  All payments on this Note shall be applied first to accrued interest and the balance, if any, to principal.

2.        Payments of principal and interest on this Note shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.  Until the date on which the Note shall have been surrendered or delivered to the Borrower for cancellation or destruction, or become due and payable and a sum sufficient to pay the principal of and interest on the Note shall have been made available for payment and either paid or returned to the Borrower as provided herein, the Borrower shall at all times maintain an office where the Note or Notes may be presented or surrendered for payment, and the location shall be communicated promptly to the Holder of this Note.

3.        Except as otherwise provided on the face of this Note, this Note is transferable, in whole or in part, and may be exchanged for a like aggregate principal amount of Notes of other authorized denominations, by the Holder in person, or by his attorney duly authorized in writing, at the office of the Borrower.  Upon surrender or presentation of this Note for exchange or transfer, the Borrower shall execute and deliver in exchange therefor a Note or Notes, which has or have an aggregate denomination equal to the denomination of this Note and is or are issued in such name or names requested by the Holder.  Any Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or accompanied by a written instrument of transfer with such evidence of due authorization and guarantee of signature as may reasonably be required by the

Borrower in form satisfactory to the Borrower, duly executed by the Holder or his attorney duly authorized in writing, and with such tax identification number or other information for each person in whose name a Note is to be issued as the Borrower may reasonably request to comply with applicable law.  No exchange or transfer of this Note shall be made on or after the 15th day immediately preceding the Maturity Date.

No service charge (other than any cost of delivery) shall be imposed for any exchange or transfer of this Note, but the Borrower may require the payment of a sum sufficient to cover any stamp or other tax or governmental charge that may be imposed in connection therewith (or presentation of evidence that such tax or charge has been paid).

Prior to due presentment of this Note for exchange or transfer, the Borrower and its respective agents may treat the Holder on its books as the absolute owner of this Note for the purpose of receiving payments of principal of and interest on this Note and for all other purposes whatsoever, whether or not this Note be overdue, and the Borrower shall not be affected by any notice to the contrary.

4.        ANYTHING TO THE CONTRARY HEREIN NOTWITHSTANDING, THIS NOTE IS NOT SUBJECT TO ANY SINKING FUND.

5.        This Note ranks pari passu with all other Notes issued hereunder and pari passu, in the event of a liquidation or similar proceeding with respect to the Borrower, with all other present or future unsecured subordinated debt obligations of the Borrower, except any unsecured subordinated debt which may be expressly stated to be subordinated to this Note and any other Notes issued hereunder.

6.        The indebtedness of the Borrower evidenced by this Note, including the principal and interest, is unsecured and subordinate and junior in right of payment to the Borrower’s obligations to its depositors, its obligations under bankers’ acceptances and letters of credit, its obligations to any Federal Reserve Bank or the Federal Deposit Insurance Corporation (“FDIC”) and its obligations to its other creditors, and to any rights acquired by the FDIC as a result of loans made by the FDIC to the Borrower or the purchase or guarantee of any of its assets by the FDIC pursuant to the provisions of 12 U.S.C. Section 1823(c), (d) or (e), in each case whether outstanding at the date of this Note or hereafter incurred (except any obligations which expressly rank on a parity with or junior to this Note).  In the event of any insolvency proceedings, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation, dissolution or winding-up of or relating to the Borrower, whether voluntary or involuntary, all such obligations, except obligations that expressly rank on a parity with or junior to this Note, shall be entitled to be paid in full before any payment shall be made on account of the principal of, or interest on, this Note.  In the event of any such proceedings, after payment in full of all sums owing with respect to such prior obligations, the Holder, together with the holders of any other obligations of the Borrower ranking on a parity with this Note, shall be entitled to be paid from the remaining assets of the Borrower, the unpaid principal of, and the unpaid interest on, this Note or such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any obligations of the Borrower ranking junior to this Note.  Nothing herein shall impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of and any premium and any interest on this Note in accordance with its terms.

7.        Notwithstanding any other provisions of this Note, including specifically those set forth in the sections relating to subordination, events of default and covenants of the Borrower, it is expressly understood and agreed that the Office of the Comptroller of the Currency (the “Comptroller”) or any receiver or conservator of the Borrower appointed by the Comptroller shall have the right in the performance of his legal duties, and as part of any transaction or plan of reorganization or liquidation designed to protect or further the continued existence of the Borrower or the rights of any parties or agencies with an interest in, or claim against, the Borrower or its assets, to transfer or direct the transfer of the obligations of this Note to any national banking association, state bank or bank holding company selected by such official which shall expressly assume the obligation of the due and punctual payment of the unpaid principal, interest and premium, if any, on this Note and the due and punctual performance of all covenants and conditions hereof; and the completion of such transfer and assumption shall serve to supersede and void any default, acceleration or subordination which may have occurred, or which may occur due or related to such transaction, plan, transfer or assumption, pursuant to the provisions of this Note, and shall serve to return the Holder to the same position, other than for substitution of the obligor, it would have occupied had no default, acceleration or subordination occurred; except that any interest and principal previously due, other than by reason of acceleration, and not paid shall, in the absence of a contrary agreement by the Holder of this Note, be deemed to be immediately due and payable as of the date of such transfer and assumption, together with the interest from its original due date at the rate provided for herein.

8.        All notices to the Borrower under this Note shall be in writing and addressed to the Borrower at 150 South Fayetteville, Asheboro, North Carolina 27203, Attention:  Carey Chapman, Treasurer, or to such other address of the Borrower as the Borrower may notify to the Holder.

9.        The term “Event of Default,” as used in this Note, means any of the following events (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any decree, order, rule or regulation of any governmental agency or body):

(i)           the Borrower shall consent to the appointment of a receiver, liquidator, trustee or other similar official in any receivership, liquidation, insolvency or similar proceeding with respect to the Borrower or all or substantially all of the property of the Borrower; or
(ii)           a court or other governmental agency or body having jurisdiction in the premises shall enter a decree or order for the appointment of a receiver, liquidator, trustee or other similar official of the Borrower in any receivership, liquidation, insolvency or similar proceeding with respect to the Borrower or all or substantially all of the property of the Borrower, or for the winding up or liquidation of the affairs or business of the Borrower.
The Borrower will promptly notify the Holder upon the occurrence of an Event of Default.

10.        If an Event of Default shall occur and be continuing, the Holder may, at its option, by written notice to the Borrower, declare this Note to be, and on the day of such declaration shall have been delivered to the Borrower, this Note shall become, immediately due and payable at its principal amount, together with accrued and unpaid interest thereon to the date of payment;  provided, however, that to the extent then required under or pursuant to applicable regulations of the Comptroller (including, without limitation 12 C.F.R. § 5.47) no accelerated payment may be made without the prior written approval of the Comptroller.

The Holder of this Note may rescind a declaration of an Event of Default and acceleration with respect to this Note under certain circumstances and may waive any past Event of Default and its consequences.

11.        There is no right of acceleration in the case of a default in the payment of the principal of or interest on this Note or the performance of any other obligation of the Borrower under this Note.

12.        Subject to paragraph 7 hereof, the Borrower shall not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (a) the person formed by such consolidation or into which the Borrower is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of the Borrower substantially as an entirety shall be a corporation, partnership or other entity organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of and any premium and interest on this Note and the performance or observance of every provision of this Note on the part of the Borrower to be performed or observed and (b) immediately after giving effect to such transaction, no Event of Default or nonpayment as described in Section 13 of this Note, and no event which, after notice or lapse of time or both, would become such an Event of Default or nonpayment, shall have happened and be continuing.

13.        No provision of this Note shall alter or impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.  No failure or delay on the part of the Holder in exercising any right under this Note shall operate as a waiver of, or impair, any such right.  No waiver of any such rights shall be effective unless given in writing.

14.        This Note constitutes subordinated debt which qualifies as capital as provided in 12 C.F.R. Part 3, Appendix A.

15.        This Note is a debt of the Borrower only and is not an obligation of FNB United Corp. or any of its affiliates other than the Borrower.

16.        THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA AND, WHERE APPROPRIATE, THE LAWS OF THE UNITED STATES.